70 Maxess Road ▪ Melville, NY  11747
631-396-5000 ▪ Fax: 631-396-3016

August 3, 2009	REVISED AGREEMENT

James Estill
2 Capel Drive
Dix Hills, NY 11746

Dear Jim:

This will confirm our discussion about your separation from employment with Nu Horizons Electronics Corp. (the "Company") on mutually agreeable terms as set forth below. You and the Company agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1.           Last Day of Work.  Your last day of work was August 3, 2009.  You will receive your regular salary and benefits through that time.  You must return any and all Company property including, but not limited to, credit cards, computer files, documents, keys, etc.

             As of August 3, 2009, you also resigned as a director of the Company and any of its affiliates, subsidiaries and divisions.  You agree that you will not keep copies of the Company’s property, its documents or any of its confidential or proprietary information.

2.           Severance.  Providing this Agreement becomes effective and you abide by its terms, you will receive severance pay equal to $175,000, which shall be payable in a lump sum within 10 days following the execution of this Agreement.

3.           Moving Expenses.  In addition, providing you sign this Agreement, the Company shall pay you within 10 days following the execution of this Agreement (i) a lump sum of $50,000 in respect of real estate commissions and legal expenses to be incurred by you in connection with the sale of your Long Island home, (ii) a lump sum in connection with your physical relocation to Canada in an amount equal to the documented reasonable moving costs and expenses actually incurred by you in connection with the physical move to the Long Island, New York area in an amount not to exceed $50,000 and (iii) to the extent not previously paid, an amount equal to the documented reasonable moving costs and expenses previously incurred by you in connection with the physical move to the Long Island, New York area in an amount not to exceed $50,000 and for legal expenses associated with the physical move to the Long Island, New York area in an amount not to exceed $5,000.

4.           Withholding on Payments.  Taxes and other withholding amounts, as required by law, will be deducted from all payments to you.

5.           Acknowledgments.  You understand and agree that without this agreement, you would not otherwise be entitled to the payments and benefits specified in this Agreement.  Further, by signing this Agreement, you agree that you are not entitled to any other payments and/or benefits that are not specifically listed in this Agreement.

6.           General Release of All Claims.  In exchange for the payments and benefits outlined above and the Company's promises set forth in this Agreement, on behalf of yourself (and your heirs, successors and assigns), you hereby release the Company, and any and all of its respective subsidiaries, affiliates, divisions and each of its respective officers, directors, managers, owners, attorneys, employees, agents, successors and assigns, as well as their respective heirs, successors and assigns (hereinafter collectively "Releasees"), from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a.
any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys' fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b.
any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et  seq., the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §§621-634; the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Civil Rights Act of 1866, 42 U.S.C.  §§ 1981, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., the Sarbanes Oxley Act of 2002, the National Labor Relations Act, 29 U.S.C.  § 151, et seq., the Fair Labor Standards Act, 29 U.S.C. §§201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§1001-1461, New York Labor Law, the New York State Human Rights Law, the New York Executive Law §290 et seq., and the New York Worker's Compensation Law; and

d.	any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

e.
any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys' fees and/or costs.

7.           Company’s Release of Claims.  Effective February 3, 2010, provided that the Company does not discover any wrongdoing by you which results in a loss to the Company, the Company shall release you from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date of this Agreement which are known or unknown as of February 3, 2010; except that the Company does not release you from any claims arising out of or related to claims asserted by third parties against the Company related to your employment with the Company or your conduct while acting on the Company’s behalf.  Furthermore, the Company expressly reserves the right to assert any applicable defenses, counterclaims or cross claims against you in connection with such third party litigation.

8.           No Negative Statements.  Except as otherwise required by law or regulation, you agree that you shall not make any statement, written or verbal, in any form or media or take any action in disparagement of the Company and the Releasees including, but not limited to, references to the Company’s products, services, corporate policies, officers, directors, employees, attorneys and agents or any other action which may disparage the Company to the general public and the Company’s employees, customers, suppliers, and business and financial relations.  Except as otherwise required by law or regulation, the Company, through its officers and directors, hereby agrees that it shall not make any statement, written or verbal, in any form or media or take any action inconsistent with the Press Release issued and Form 8K filed by the Company on August 3, 2009.

9.           Non-admission of Wrongdoing.  By entering into this Agreement, neither you nor the Company, nor any of its respective subsidiaries, affiliates, divisions or each of its respective officers, directors, managers, owners, attorneys, employees, agents, successors and assigns, admit any wrongdoing or violation of law.

10.         Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

11.         Jurisdiction and Applicable Law.  This Agreement arises out of employment within the State of New York and it shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

12.         Entire Agreement.  This Agreement contains the entire agreement between you and the Company relating to your employment and termination of your employment and replaces any prior agreements or understandings between you and the Company relating to your employment or separation except that you shall continue to be bound by the Restrictive Covenants and related provisions set forth in paragraph 10 of the Employment Agreement dated May 8, 2009 between you and Nu Horizons Electronics Corp.

13.         Waiver. By signing this Agreement, you acknowledge that:

a)	You have carefully read, and understand, this Agreement;

b)	You have been given sufficient time to consider your rights and obligations under this Agreement and to consult with an attorney;

c)	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it; and

f)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

14.         Effective Date.  You have seven (7) days from the date you sign this Agreement to change your mind.  If you change your mind, you must send written notice of your decision to Nancy Lieberman, Esq., Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York  11556, so that Nancy Lieberman RECEIVES your revocation no later than the eighth (8th) day after you originally signed the Agreement.  You should understand that the Company will not be required to provide the payments set forth above unless this Agreement becomes effective.

Very truly yours,

/s/ Arthur Nadata

Arthur Nadata
Executive Chairman
of the Board of Directors

Agreed and Accepted:

/s/ James Estill	August 5, 2009
James Estill	Date

STATE OF NEW YORK	)
: ss.:
COUNTY OF SUFFOLK	)

On the    5    day of August, 2009 before me personally came James Estill, to me known and known to me to be the individual described in, and who executed, the above Agreement, and duly acknowledged to me that he executed the same.

/s/ Julie A. Augustine
       Notary Public